Item 77.H - Change in Control of Registrant



Obtaining Control of Credit Suisse Volaris US Strategies Fund A

As of October 31, 2015, Pershing owned 215,153 shares of the Fund, which represented 66.58% of the Fund and Merchant Holdings ("Shareholder"), owned 107,854 shares of the Fund, which
represented 33.38% of the Fund.   As of April 30, 2016 Pershing
owned 105,859 shares of the Fund which represented 34.56% and Merchant Holdings ("Shareholder") owned 107,854 shares of the Fund which represented 35.01% of the Fund and Wells Fargo/First Clearing owned 94,250 shares of the Fund, which represented 30.59%. Accordingly, both Merchant Holdings and Pershing continue to be a "controlling person" of the Fund.


Obtaining Control of Credit Suisse Volaris US Strategies Fund C

As of October 31, 2015 Merchant Holdings ("Shareholder") owned 107,895 shares of the Fund which represented 99.27% of the Fund. As of April 30, 2016 Merchant Holdings ("Shareholder") owned 107,895 shares of the Fund which represented 99.27% of the Fund. Accordingly, Shareholder continues to be a controlling person of the Fund.

Obtaining Control of Credit Suisse Volaris US Strategies Fund I

As of October 31, 2015 Merchant Holdings ("Shareholder") owned 2,480,285 shares of the Fund which represented 93.27% of the Fund. As of April 30, 2016 Merchant Holdings ("Shareholder") owned 1,371,637 shares of the Fund which represented 92.35% of the Fund. Accordingly, Shareholder continues to be a controlling person of the Fund